Exhibit 99.5
Talking Points for Calls to Prospective Clients:
Corrections Agency Leadership/Procurement
(from PHS Leadership)
Thank you for taking time to talk with me today. We have some exciting news that I want to share with you as soon as possible.
Today we are announcing the next important step in our mutual history. After careful consideration, we have entered into a definitive agreement to combine the parent companies of Correctional Medical Services (CMS) and PHS Correctional Healthcare (PHS). After the transaction closes, we will create a single team with best-in-class experience, staffing depth, best practices and leadership on a solid financial platform. We also will have the resources needed to invest in systems and innovations required to meet the evolving needs of our clients.
The new organization will be focused on our companies’ shared commitment to collaboration and partnership with our clients. These values have been a part of each company’s culture and will remain our key priority as we move forward together. Because you are considering a proposal from our company, I want to make sure you are aware of this news and provide you with details about the transaction and its impact on our bid.
Most importantly for your current procurement process, our combination is not final. That means:
1)	The companies remain completely separate organizations. We have taken steps to ensure there is no communication, collaboration or sharing of any proposals, pricing, market intelligence or any kind of proprietary information.

2)	Our proposal to work on behalf of your agency stands; if our proposal is selected, we will abide by the terms of that proposal

3)	The staff you work with at our company will remain the same as you move forward through the procurement process
Again, we believe this combination will bring together the best of both companies in ways that will directly benefit clients like you. For example:
•	Our new company will continue to attract the top talent in the field of correctional healthcare

•	Historically, CMS has had a greater presence in delivering care in statewide, full-risk contracts on behalf of prison systems. PHS has historically had a greater presence in shared risk models where care is delivered in large jail systems.

•	By increasing the reach of our company, we will have more diversification among our client base, creating synergies for our staff and giving us greater geographic market insight — which will help us better serve the unique needs of each of those markets

•	PHS has a proprietary electronic health records system specifically created for the unique needs of correctional healthcare. CMS has a robust claims processing and utilization management system and an extensive business intelligence/data warehouse. Ultimately, those tools will help all of our clients make the most informed decisions about their healthcare programs.
Finally, this combination will allow us to focus on what we do best — continually providing the best service in partnership with the corrections agencies we serve and compassionate care to patients. We expect the merger will increase efficiencies and the ability to manage risk, making the combined organization a more competitive bidder that is better able to meet the criteria in correctional healthcare RFPs.
The transaction is subject to regulatory review and other approvals. This is a standard step in the process for any combinations such as this. We expect to be able to close the combination of our parent companies in the second quarter of 2011. Thank you for the opportunity to serve your agency.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.
Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.